Exhibit 23.4

Consent of Independent Valuation Specialist

To The Board of Directors
China Biologic Products, Inc.

Independent Valuation Report of Qi He Sanitary and Antiepidemic Station

We consent to the disclosure of our name in the Report of China Biologic Products, Inc. on Form SB-2 regarding our report dated September 20, 2006 on the valuation of the above plasma station.

/s/ De Zhou Da Zheng Ltd. Certified Public Accountants, Qi He Branch

De Zhou Da Zheng Ltd. Certified Public Accountants, Qi He Branch

October 15, 2007